Exhibit (d)(4)

SCHEDULE 1

LIST OF FUNDS

Macquarie Global Listed Infrastructure ETF

Macquarie Energy Transition ETF

Macquarie Focused Large Growth ETF

Macquarie Focused Emerging Markets Equity ETF